Filed Pursuant to Rule 433

Registration No. 333-215833-01

February 26, 2018

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated February 26, 2018)

Issuer:	CenterPoint Energy Houston Electric, LLC

Security:	3.95% General Mortgage Bonds, Series AB, due 2048

Legal Format:	SEC Registered

Anticipated Ratings*:	A1 / A / A+ (Moody’s / S&P / Fitch)

Size:	$400,000,000

Trade Date:	February 26, 2018

Expected Settlement Date:	February 28, 2018

Maturity Date:	March 1, 2048

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2018

Coupon:	3.95%

Price to Public:	99.564%

Benchmark Treasury:	2.75% due November 15, 2047

Benchmark Treasury Yield:	3.155%

Spread to Benchmark Treasury:	+82 basis points

Re-offer Yield:	3.975%

Optional Redemption:	Prior to September 1, 2047, greater of 100% or make-whole at a discount rate of Treasury plus 15 basis points (calculated to September 1, 2047); and on or after September 1, 2047, 100% plus, in either case, accrued and unpaid interest.

CUSIP:	15189X AS7

Joint Book-Running Managers:	Mizuho Securities USA LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Regions Securities LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Comerica Securities, Inc.
PNC Capital Markets LLC

Co-Managers:	Blaylock Van, LLC
Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, RBC Capital Markets, LLC toll free at 1-866-375-6829 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.